Exhibit 99.1

News Release

Newell Brands Announces Details of Transformation Plan and First

Quarter 2018 Results

Accelerated Transformation Plan Expanded to Include Jostens and Pure Fishing

Expanded Plan to Generate ~$10 Billion in After-Tax Proceeds

Announces Definitive Agreement to Sell Waddington for $2.3 Billion

Reported EPS $0.11; Normalized EPS $0.34

Reaffirmed 2018 Full Year Net Sales and Normalized EPS Guidance Range

HOBOKEN, NJ – May 4, 2018 – Newell Brands (NYSE: NWL) today announced the expansion of its Accelerated Transformation Plan, adding Jostens and Pure Fishing to the list of potential divestitures previously announced. The company also announced the signing of a definitive agreement to sell The Waddington Group to Novolex Holdings LLC for approximately $2.3 billion. The company expects the transaction to be completed within approximately 60 days and result in after-tax proceeds of approximately $2.2 billion. Proceeds will be applied to deleveraging and share repurchase.

The company expects the expansion of its Accelerated Transformation Plan to accelerate value creation and more rapidly transform the portfolio to one best positioned to leverage the company’s advantaged capabilities in innovation, design and e-commerce. The plan is designed to significantly increase shareholder value through both meaningful returns of capital to shareholders and strengthened operational and financial performance, while simultaneously deleveraging the balance sheet.

Key components of the Accelerated Transformation Plan include:

•	Restructuring Newell Brands to a more than $9 billion global consumer products company with leading brands in seven core consumer divisions (Appliances & Cookware, Writing, Outdoor & Recreation, Baby, Food, Home Fragrance and Safety & Security);

•	Divesting non-core businesses representing approximately 35 percent of the company’s net sales (Jostens, Pure Fishing, Rubbermaid Commercial Products, Mapa/Spontex/Quickie, The Waddington Group, Process Solutions, Rawlings, Goody, Rubbermaid Outdoor/Closet/Refuse & Garage and U.S. Playing Cards) at value creating multiples;

•	Applying approximately $10 billion in after-tax proceeds from divestitures in combination with free cash flow from operations after dividends to debt repayment and significant accretive share repurchase; and

•	Maintaining the company’s commitment to its investment grade rating and to the annual dividend of 92 cents per share through 2019, growing within our target 30 to 35 percent payout ratio range.

“Our actions to focus the portfolio and create a global consumer goods company with net sales of greater than $9 billion will create significant value for shareholders through the strengthening of our operating performance and financial flexibility and the return of capital to shareholders from divestiture proceeds,” said Michael Polk, Newell Brands Chief Executive Officer. “We are acting decisively to make Newell Brands a simpler, stronger and faster company, best positioned to leverage our competitively advantaged capabilities in innovation, design and e-commerce. The new portfolio will comprise seven category-based divisions with roughly 20 percent of their U.S.

221 River Street	NYSE: NWL
Hoboken, NJ 07030	www.newellbrands.com
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sales e-commerce derived, enabling our company to compete much more effectively in the rapidly changing retail environment. The focused portfolio will have a much simpler operational footprint that maintains the company’s strong route-to-market scale in North America, Europe and Latin America. Simplification will enable speed and agility to take costs out, bring innovations to market and accelerate the identification of future opportunities for growth and margin development.”

“The Board enthusiastically supports the Accelerated Transformation Plan and management’s efforts to drive it into action,” said Patrick Campbell, Newell Brands Chairman of the Board. “We are pleased at the announced sale of The Waddington Group at an attractive multiple and believe it is an encouraging early proof point of the plan’s potential. We look forward to working with Mike and the entire Newell Brands team to drive value creation for our shareholders.”

The divestiture process is well underway and the company expects to complete all transactions by the end of 2019. In 2020, the Company expects net sales of approximately $9.5 billion and normalized operating margin greater than 15 percent. Longer term, the company expects to accelerate growth driven by superior brand building, e-commerce driven market share gains and international deployment, and expects normalized operating margins in the high teens and free cash flow productivity of greater than 80 percent. Approximately 50 percent of the company’s new portfolio will be legacy Newell Rubbermaid businesses and approximately 50 percent legacy Jarden businesses.

All after-tax proceeds from divestitures are expected to be allocated to share repurchase and debt repayment. Those proceeds, in combination with free cash flow after dividends, are expected to enable the company to repurchase more than 40 percent of outstanding shares by 2020, assuming the current share price, and deleverage the company to maintain an investment grade credit rating. The company reiterated its commitment to continue its dividend at current per share levels through 2019, growing thereafter within our target 30 to 35 percent payout ratio range.

Execution of the Accelerated Transformation Plan will result in a dramatic simplification of the company’s operations:

•	66% reduction in the number of manufacturing facilities;

•	55% reduction in distribution centers;

•	58% simplification of the company’s retailer and distributor interfaces;

•	45% reduction in brands;

•	39% reduction in number of employees;

•	effective elimination of its unbranded businesses; and

•	reduction of more than 30 ERP systems to two by the end of 2019.

Newell Brands intends to right-size the company’s cost structure for its planned smaller net sales footprint, removing stranded corporate costs and recovering previously committed synergies lost through the divestitures.

First Quarter 2018 Executive Summary

•	Net sales were $3.0 billion, a 7.6 percent decline versus prior year, primarily reflecting the negative impact from 2017 divestitures net of acquisitions, the business disruption to the Baby business created by the Toys ‘R’ Us (“TRU”) reorganization and subsequent liquidation, and significant inventory destocking in the Writing category’s office superstore and distributive trade channels. Core sales declined 3.5 percent driven largely by Writing and Baby.

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•	Reported diluted earnings per share were $0.11 compared with $1.31 in the prior year, with the decrease largely attributable to the absence of last year’s $784 million gain on the divestiture of the Tools business, loss of earnings related to the TRU bankruptcy and the impact of cost of goods and freight inflation, partially offset by the contributions from acquisitions, positive pricing in four of five segments, cost savings and synergies, and a lower tax rate.

•	Normalized diluted earnings per share were $0.34, flat to the prior year, as cost savings and synergies, contributions from acquisitions, positive pricing and the benefits of a lower tax rate were offset by lost earnings from divested businesses, lower core sales volume and inflation.

•	Reported operating margin was 3.9 percent; normalized operating margin was 8.7 percent.

•	Reaffirmed 2018 full year outlook for normalized diluted earnings per share of $2.65 to $2.85 and operating cash flow of $1.15 billion to $1.45 billion. The company now expects both metrics to be towards the lower end of the full year guidance range.

•	Full year core sales are expected to be flat to down low-single digit percent, with first half core sales down low to mid-single digits percent as a result of the TRU bankruptcy and significant inventory destocking in the Writing category related to the company’s drive to rapidly achieve revised retailer inventory targets established by new leadership and ownership in the office superstore and distributive trade channels. The company expects both Writing and Baby core sales to be down double digits percent in the second quarter.

A reconciliation of reported results to normalized results is included in the tables attached to this release.

First Quarter 2018 Operating Results

Net sales declined 7.6 percent to $3.0 billion, largely attributable to the negative impact from divestitures, net of acquisitions. Core sales declined 3.5 percent.

Reported gross margin was 33.3 percent compared with 34.2 percent in the prior year reflecting the negative mix effect of lower Writing sales and the impact of cost of goods and freight inflation, which more than offset the benefit from synergies and cost savings, lower integration and acquisition-related costs, and positive price in four of five segments. Normalized gross margin was 33.3 percent compared with 34.5 percent in the prior year.

Reported operating income was $117 million, or 3.9 percent of sales, compared with $154 million, or 4.7 percent of sales, in the prior year, reflecting lower sales volumes and negative mix associated with Writing, the absence of approximately $12.0 million from 2017 divested businesses and a one-time bad debt charge of $21.6 million related to the TRU bankruptcy, partially offset by contributions from acquisitions, positive pricing, synergies and cost savings of $66 million and a reduction of approximately $100 million in integration and acquisition-related costs versus prior year. Normalized operating income was $262 million compared with $346 million in the prior year. Normalized operating margin was 8.7 percent compared to 10.6 percent in the prior year.

The reported tax expense for the quarter was a benefit of $51.3 million compared with a 19.2 percent tax rate in the prior year, primarily driven by net discrete tax benefits associated with integration of certain legal entities. The normalized tax rate was a benefit of 11.5 percent, compared with a 28.1 percent expense in the prior year.

The company reported net income of $53.3 million compared with $639 million in the prior year, primarily attributable to a $784 million gain on the sale of the Tools business in the prior year, the absence of earnings contribution from divested businesses and the impact of reduced sales volume, partially offset by synergies and a lower tax rate. Reported diluted earnings per share were $0.11 compared with $1.31 in the prior year. Normalized net income was $164 million, or $0.34 per share, flat as compared with $164 million, or $0.34 per share, in the prior year.

221 River Street	NYSE: NWL
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Operating cash flow was a use of $402 million, compared with a use of $264 million in the prior year, reflecting a $135 million cash tax payment in the current year on the 2017 gain on sale of the Tools business and the timing of working capital movements.

A reconciliation of reported results to normalized results is included in the tables attached to this release.

First Quarter 2018 Operating Segment Results

The Live segment generated net sales of $1.1 billion, a 0.4 percent increase compared with $1.1 billion in the prior year. Core sales declined 3.1 percent, as growth in Appliances & Cookware was more than offset by a high single digit decline in Baby largely attributable to the bankruptcy filing and subsequent liquidation of the Baby division’s top global customer, TRU. Reported operating income was $8.6 million compared with $58.3 million in the prior year. Reported operating margin was 0.8 percent of sales compared with 5.5 percent of sales in the prior year. The contraction is largely related to sourced finished goods and freight cost inflation, the absence of planned income related to lost Baby sales associated with the TRU liquidation and a bad debt charge of $21.6 million related to TRU receivables. Normalized operating income was $54.1 million versus $81.7 million last year. Normalized operating margin was 5.0 percent of sales compared with 7.7 percent in the prior year.

The Learn segment generated net sales of $495 million, a 13.0 percent decline compared with $569 million in the prior year. Core sales declined 14.3 percent, primarily attributable to a decline in Writing related to significant contraction of the U.S. office superstore and distributive trade channels reflecting the company’s choice to accelerate achievement of customers’ new inventory targets and restructure its Writing go-to-market programming in the U.S. Reported operating income was $50.0 million compared with $88.6 million in the prior year. Reported operating margin was 10.1 percent of sales compared with 15.6 percent in the prior year, with the decline largely driven by the impact of lower sales volume and negative mix. Normalized operating income was $70.3 million compared with $110 million in the prior year. Normalized operating margin was 14.2 percent of sales compared with 19.3 percent last year.

The Work segment generated net sales of $641 million, a 4.4 percent increase compared with $614 million in the prior year. Core sales grew 5.5 percent, attributable to continued strong growth from Waddington and Safety & Security. Reported operating income was $63.3 million compared with $62.6 million in the prior year. Reported operating margin was 9.9 percent of sales, compared with 10.2 percent in the prior year, driven by the negative impact of commodity inflation partially offset by positive price and the impact of cost savings and synergies. Normalized operating income was $74.7 million versus $74.1 million last year. Normalized operating margin was 11.7 percent of sales compared with 12.1 percent last year.

The Play segment generated net sales of $617 million, a 1.8 percent decline compared with $628 million in the prior year. Core sales declined 2.6 percent, as strong growth from Team Sports was offset by a decline at Outdoor & Recreation driven by lost Aerobed distribution in the U.S. Reported operating income was $54.4 million compared with $56.1 million in the prior year. Reported operating margin was 8.8 percent of sales versus 8.9 percent in the prior year. Normalized operating income was $64.5 million versus $66.6 million in the prior year. Normalized operating margin was 10.5 percent of sales compared with 10.6 percent last year.

The Other segment generated net sales of $193 million, a decline of 50.2 percent compared with $388 million in the prior year largely due to the divestitures of the Tools, Winter Sports, Fire Starter and Fire Log, and Cordage businesses. Core sales declined 4.1 percent, primarily attributable to coinage timing- related weakness in Process

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Solutions, partially offset by growth in U.S. Playing Cards. Reported operating income of $12.5 million compared with $4.0 million in the prior year. Reported operating margin was 6.5 percent of sales, compared with 1.0 percent in the prior year. Normalized operating income was $25.7 million versus $37.4 million last year. Normalized operating margin was 13.3 percent of sales compared with 9.6 percent last year. The decrease in normalized income relates largely to the lost earnings associated with 2017 divested businesses and the increase in normalized margin reflects improved product mix and the positive impact of pricing and cost synergies and savings.

Outlook for the Twelve Months Ending December 31, 2018

Newell Brands’ 2018 guidance assumes continued ownership of all businesses for the entire calendar year and, in that context, the company reaffirmed its net sales guidance and normalized EPS and operating cash flow guidance as follows:

2018 Full Year Outlook
Net Sales	$14.4bn to $14.8bn
Normalized Earnings per Share	$2.65 to $2.85
Operating Cash Flow	$1.15bn to $1.45bn

The company expects to absorb a 7 to 10 cent negative impact to normalized EPS within its full year normalized EPS guidance range related to the TRU liquidation, with the most significant negative impact in the second quarter.

The company now expects first half core sales growth to decline low to mid-single digits percent relating to the negative impact of the TRU liquidation, the comparison against the prior year Elmer’s Slime pipeline build and the company’s drive to rapidly achieve revised retailer inventory targets established by new leadership and ownership in the office superstore and distributive trade channels. As a result, full year core sales are expected to be flat to down low-single digit percent.

Core sales in 2018 is calculated on a constant currency basis in line with industry practice. Core sales guidance excludes the impact of foreign currency, acquisitions until their first anniversary and completed divestitures.

Full year 2018 weighted average share count is projected at approximately 489 million shares, assuming no share repurchase. The full year 2018 tax rate is projected at 20 to 21 percent. Net sales guidance reflects new revenue recognition standards implemented January 1, 2018, resulting in a reduction in net sales of approximately $300 million with no earnings impact.

The company has presented forward-looking statements regarding normalized earnings per share for 2018, normalized operating margin for 2020, normalized operating margin for the longer term and free cash flow productivity for the long term, which are non-GAAP financial measures. Free cash flow productivity is the ratio of adjusted free cash flow to net earnings excluding certain one-time items. Adjusted free cash flow is operating cash flow less capital spending and certain divestiture impacts. These non–GAAP financial measures are derived by excluding certain amounts, expenses or income from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company’s full-year 2018, full year 2020 and longer term GAAP financial results.

221 River Street	NYSE: NWL
Hoboken, NJ 07030	www.newellbrands.com
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Conference Call

The company’s first quarter 2018 earnings conference call will be held today, May 4, 2018, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor section of Newell Brands’ website at www.newellbrands.com. A webcast replay and a supporting slide presentation will be made available in the Investor Relations section of the company’s website under Quarterly Earnings.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both to explain its results to stockholders and the investment community and in the internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency and the impact of the adoption of revenue recognition standard ASC 606 as of January 1, 2018, from year-over-year comparisons. The effect of foreign currency on 2018 reported sales is calculated by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures), with the difference between the 2018 reported sales and the constant currency sales presented as the currency impact increase or decrease in core sales. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” operating margin, “normalized” net income, “normalized” diluted earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, divestiture costs, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions, advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives under Project Renewal and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.

221 River Street	NYSE: NWL
Hoboken, NJ 07030	www.newellbrands.com
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While the company believes these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contacts:
Nancy O’Donnell	Michael Sinatra
SVP, Investor Relations and Corporate Communications	Director, External Communications
+1 (201) 610-6857	+1 (201) 610-6717
nancy.odonnell@newellco.com	michael.sinatra@newellco.com

Caution Concerning Forward-Looking Statements

Some of the statements in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth, operating strategies and similar matters, are forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words such as “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “will,” “should,” “would” or similar statements. We caution that forward-looking statements are not guarantees because there are inherent difficulties in predicting future results. In addition, there are no assurances that we will complete any or all of the potential transactions or other initiatives referenced above. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to:

•	our dependence on the strength of retail, commercial and industrial sectors of the economy in various parts of the world;

•	competition with other manufacturers and distributors of consumer products;

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•	major retailers’ strong bargaining power and consolidation of our customers;

•	our ability to improve productivity, reduce complexity and streamline operations;

•	our ability to develop innovative new products, to develop, maintain and strengthen end-user brands and to realize the benefits of increased advertising and promotion spend;

•	risks related to our substantial indebtedness, a potential increase in interest rates or changes in our credit ratings;

•	our ability to effectively accelerate our transformation plan and explore and execute our strategic options;

•	our ability to complete planned acquisitions and divestitures, to integrate Jarden and other acquisitions and unexpected costs or expenses associated with acquisitions or dispositions;

•	changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner;

•	the risks inherent to our foreign operations, including currency fluctuations, exchange controls and pricing restrictions;

•	a failure of one of our key information technology systems or related controls;

•	future events that could adversely affect the value of our assets and require impairment charges;

•	the impact of United States and foreign regulations on our operations, including environmental remediation costs;

•	the potential inability to attract, retain and motivate key employees;

•	the resolution of tax contingencies resulting in additional tax liabilities;

•	product liability, product recalls or related regulatory actions;

•	our ability to protect intellectual property rights;

•	significant increases in the funding obligations related to our pension plans; and

•	other factors listed from time to time in our filings with the Securities and Exchange Commission, including, but not limited to our Annual Report on Form 10-K.

The information contained in this press release and the tables is as of the date indicated. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

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NEWELL BRANDS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in millions, except per share data)

	For the three months ended March 31,
	2018	2017	% Change
Net sales	$3,017.4	$3,266.3	(7.6)%
Cost of products sold	2,012.0	2,149.1

GROSS PROFIT	1,005.4	1,117.2	(10.0)%
% of sales	33.3%	34.2%
Selling, general and administrative expenses	880.4	931.5	(5.5)%
	29.2%	28.5%
Restructuring costs, net	7.9	13.3
Impairment of goodwill, intangibles and other assets	—	18.4

OPERATING INCOME	117.1	154.0	(24.0)%
% of sales	3.9%	4.7%
Nonoperating expenses:
Interest expense, net	116.1	122.2
Loss on extinguishment of debt	—	27.8
Other income, net	(1.0)	(786.1)

	115.1	(636.1)

INCOME BEFORE INCOME TAXES	2.0	790.1	(99.7)%

% of sales	0.1%	24.2%
Income tax expense (benefit)	(51.3)	151.6
Effective rate	NM	19.2%

NET INCOME	$53.3	$638.5	(91.7)%

% of sales	1.8%	19.5%
Weighted average common shares outstanding:
Basic	486.0	484.2
Diluted	487.0	485.8
Earnings per share:
Basic	$0.11	$1.32	(91.7)%
Diluted	$0.11	$1.31	(91.6)%
Dividends per share	$0.23	$0.19

NEWELL BRANDS INC.

CONSOLIDATED BALANCE SHEETS

in Millions

	At March 31, 2018	At March 31, 2017
Assets
Current assets
Cash and cash equivalents	$459.0	$687.5
Accounts receivable, net	2,346.0	2,559.6
Inventories, net	2,584.9	2,476.6
Prepaid expenses and other current assets	427.3	298.4
Assets held for sale	2,654.1	466.6

Total current assets	8,471.3	6,488.7
Property, plant and equipment, net	1,564.7	1,563.9
Goodwill	9,672.4	10,321.1
Other intangible assets, net	13,142.9	14,010.0
Deferred income taxes	224.9	91.4
Other assets	393.2	860.2

TOTAL ASSETS	$33,469.4	$33,335.3

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,398.2	$1,396.9
Accrued compensation	160.5	195.2
Other accrued liabilities	1,617.3	1,778.5
Short-term debt and current portion of long-term debt	1,532.6	852.5
Liabilities held for sale	209.3	95.1

Total current liabilities	4,917.9	4,318.2
Long-term debt	9,623.5	10,332.1
Deferred income taxes	3,281.1	4,883.8
Other non-current liabilities	1,479.6	1,771.4

Total liabilities	$19,302.1	$21,305.5

Stockholders’ equity
Total stockholders’ equity attributable to parent	14,130.9	11,995.6
Total stockholders’ equity attributable to non-controlling interests	36.4	34.2

Total stockholders’ equity	$14,167.3	$12,029.8

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,469.4	$33,335.3

NEWELL BRANDS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

in Millions

	For the three months ended March 31,
	2018	2017
Operating Activities
Net income	$53.3	$638.5
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	149.8	170.6
Impairment of goodwill, intangibles and other assets	—	18.4
Gain from sale of businesses, net	(0.6)	(784.0)
Loss on extinguishment of debt	—	2.2
Deferred income taxes	(94.4)	(161.7)
Stock based compensation expense	10.1	20.4
Other, net	0.8	1.9
Changes in operating accounts excluding the effects of acquisitions and divestitures:
Accounts receivable	255.9	306.2
Inventories	(308.8)	(360.7)
Accounts payable	(285.8)	(142.6)
Accrued liabilities and other	(182.0)	27.2

Net cash used in operating activities	$(401.7)	$(263.6)
Investing Activities
Proceeds from sale of divested businesses	—	1,862.9
Acquisitions and acquisition-related activities	—	(557.3)
Capital expenditures	(95.1)	(100.7)
Other investing activities	(10.2)	0.8

Net cash provided by (used in) investing activities	$(105.3)	$1,205.7
Financing Activities
Net short term borrowings	602.8	246.4
Payments on long-term debt	(0.7)	(972.3)
Debt issuance costs	—	(25.6)
Cash dividends	(112.6)	(92.9)
Repurchase of restricted shares for vesting, net of option proceeds and other	(14.8)	(15.2)

Net cash provided by (used in) financing activities	$474.7	$(859.6)
Exchange rate effect on cash and cash equivalents	5.6	17.5

Increase (decrease) in cash and cash equivalents	(26.7)	100.0
Cash and cash equivalents at beginning of period	485.7	587.5

Cash and cash equivalents at end of period	$459.0	$687.5

NEWELL BRANDS INC.

FINANCIAL WORKSHEET - SEGMENT REPORTING

in Millions

	For the three months ended March 31, 2018						For the three months ended March 31, 2017						Year over year changes
		Reported	Reported		Normalized	Normalized		Reported	Reported		Normalized	Normalized			Normalized
		Operating	Operating	Excluded	Operating	Operating		Operating	Operating	Excluded	Operating	Operating	Net Sales		Operating Income
	Net Sales	Income	Margin	Items [1]	Income	Margin	Net Sales	Income	Margin	Items [2]	Income	Margin	$	%	$	%
LIVE	1,071.6	8.6	0.8%	45.5	54.1	5.0%	1,067.8	58.3	5.5%	23.4	81.7	7.7%	3.8	0.4%	(27.6)	(33.8)%
LEARN	495.4	50.0	10.1%	20.3	70.3	14.2%	569.1	88.6	15.6%	21.3	109.9	19.3%	(73.7)	(13.0)%	(39.6)	(36.0)%
WORK	640.7	63.3	9.9%	11.4	74.7	11.7%	613.7	62.6	10.2%	11.5	74.1	12.1%	27.0	4.4%	0.6	0.8%
PLAY	616.8	54.4	8.8%	10.1	64.5	10.5%	628.0	56.1	8.9%	10.5	66.6	10.6%	(11.2)	(1.8)%	(2.1)	(3.2)%
OTHER	192.9	12.5	6.5%	13.2	25.7	13.3%	387.7	4.0	1.0%	33.4	37.4	9.6%	(194.8)	(50.2)%	(11.7)	(31.3)%
RESTRUCTURING	—	(7.9)	—%	7.9	—	—%	—	(13.3)	—%	13.3	—	—%	—	—%	—	—%
CORPORATE	—	(63.8)	—%	36.7	(27.1)	—%	—	(102.3)	—%	78.2	(24.1)	—%	—	—%	(3.0)	(12.4)%

	$3,017.4	$117.1	3.9%	$145.1	$262.2	8.7%	$3,266.3	$154.0	4.7%	$191.6	$345.6	10.6%	$(248.9)	(7.6)%	$(83.4)	(24.1)%

[1]	The three months ended March 31, 2018, excluded items consist of $44.8 million (including $7.9 million of restructuring costs) primarily associated with Jarden integration; $65.1 million of amortization of acquisition-related intangible assets; $5.6 million of transaction costs; $4.8 million primarily associated with the planned divestitures of Goody®, Waddington, Team Sports, Process Solutions and Commercial and Consumer Solutions businesses; $(2.8) million, net of recoveries for fire-related losses in Writing business; $21.6 million of bad debt related to a customer in the Baby business and $6.0 million of costs related to the proxy contest.
[2]	The three months ended March 31, 2017, excluded items consist of $4.4 million (including $1.5 million of restructuring costs) associated with Project Renewal; $1.9 million of costs related to the fair value step-up of inventory related to the WoodWick® (Smith Mountain Industries) acquisition; $65.2 million of costs (including $11.8 million of restructuring costs) primarily related to the Jarden integration; $3.3 million of transaction related costs; $13.7 million of divestiture costs, primarily related to the divestiture of the Tools business (excluding Dymo® Industrial); $84.7 million of amortization of acquisition-related intangible assets and $18.4 million of impairment charges primarily associated with assets of businesses held for sale.

NEWELL BRANDS INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	For the three months ended March 31, 2018
			Acquisition	Transaction			Net gain/(loss)	Non-GAAP Measure
	GAAP Measure	Integration	amortization	and	Divestiture	Other non-recurring	on sale		Percentage
	Reported	costs [1]	costs [2]	related costs [3]	costs [4]	items [5]	of business [6]	Normalized*	of sales
Cost of products sold	$2,012.0	$(3.1)	$—	$—	$—	$2.8	$—	$2,011.7	66.7%
Gross profit	1,005.4	3.1	—	—	—	(2.8)	—	1,005.7	33.3%
Selling, general and administrative expenses	880.4	(33.8)	(65.1)	(5.6)	(4.8)	(27.6)	—	743.5	24.6%
Restructuring costs	7.9	(7.9)	—	—	—	—	—	—
Operating income	117.1	44.8	65.1	5.6	4.8	24.8	—	262.2	8.7%
Non-operating (income) expenses	115.1	—	—	—	—	(0.3)	0.6	115.4
Income (loss) before income taxes	2.0	44.8	65.1	5.6	4.8	25.1	(0.6)	146.8
Income taxes [10]	(51.3)	10.7	15.5	1.3	1.1	5.9	(0.1)	(16.9)
Net income (loss)	$53.3	$34.1	$49.6	$4.3	$3.7	$19.2	$(0.5)	$163.7
Diluted earnings per share**	$0.11	$0.07	$0.10	$0.01	$0.01	$0.04	$—	$0.34

	For the three months ended March 31, 2017
	GAAP Measure			Acquisition and	Acquisition	Transaction		Loss on	Net gain/(loss)	Non-GAAP Measure
		Project Renewal	Inventory	integration	amortization costs	and	Divestiture	extinguishment	on sale		Percentage
	Reported	costs [7]	step up [8]	costs [1]	and Impairment [2]	related costs [3]	costs [4]	of debt [9]	of business [6]	Normalized*	of sales
Cost of products sold	$2,149.1	$(0.9)	$(1.9)	$(2.8)	$(2.9)	$—	$—	$—	$—	$2,140.6	65.5%
Gross profit	1,117.2	0.9	1.9	2.8	2.9	—	—	—	—	1,125.7	34.5%
Selling, general and administrative expenses	931.5	(2.0)	—	(50.6)	(81.8)	(3.3)	(13.7)	—	—	780.1	23.9%
Restructuring costs	13.3	(1.5)	—	(11.8)	—	—	—	—	—	—
Impairment charges	18.4	—	—	—	(18.4)	—	—	—	—	—
Operating income	154.0	4.4	1.9	65.2	103.1	3.3	13.7	—	—	345.6	10.6%
Non-operating (income) expenses	(636.1)	—	—	—	—	(2.0)	—	(27.8)	784.0	118.1
Income (loss) before income taxes	790.1	4.4	1.9	65.2	103.1	5.3	13.7	27.8	(784.0)	227.5
Income taxes [10]	151.6	1.4	0.6	20.5	32.6	1.7	4.3	8.8	(157.6)	63.9
Net income (loss)	$638.5	$3.0	$1.3	$44.7	$70.5	$3.6	$9.4	$19.0	$(626.4)	$163.6
Diluted earnings per share**	$1.31	$—	$—	$0.09	$0.15	$0.01	$0.02	$0.04	$(1.28)	$0.34

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

**	Totals may not add due to rounding.
(1)	During the three months ended March 31, 2018, the Company incurred $44.8 million of costs (including $7.9 million of restructuring costs) primarily associated with the Jarden integration. During the three months ended March 31, 2017, the Company incurred $65.2 million of costs (including $11.8 million of restructuring costs) primarily associated with the Jarden integration.
(2)	During the three months ended March 31, 2018 and 2017, the Company incurred acquisition amortization costs of $65.1 million and $84.7 million, respectively. During the three months ended March 31, 2017, the Company recognized impairment charges of $18.4 million primarily associated with assets of businesses held for sale.
(3)	During the three months ended March 31, 2018 and 2017, the Company recognized transaction and related costs of $5.6 million and $5.3 million, respectively.
(4)	During the three months ended March 31, 2018, the Company recognized $4.8 million of costs primarily associated with the planned divestitures of Goody®, Waddington, Team Sports, Process Solutions and Commercial and Consumer Solutions businesses. During the three months ended March 31, 2017, the Company recognized $13.7 million of costs primarily associated with the divestiture of the Tools business (excluding Dymo® Industrial) and planned divestiture of other businesses.
(5)	During the three months ended March 31, 2018, the Company recorded $(2.8) million, net of recoveries, for fire-related losses in the Writing business; $21.6 million of bad debt related to a customer in the Baby business; $6.0 million of costs related to the proxy contest and $0.3 million of pension settlement costs.
(6)	During the three months ended March 31, 2018, the Company recognized a gain of $0.6 million for working capital adjustment related to the sale of the Tools business. During the three months ended March 31, 2017, the Company recognized a gain of $784.0 million related to the sale of the Tools business.
(7)	Costs associated with Project Renewal during the three months ended March 31, 2017 include $2.9 million of project-related costs and $1.5 million of restructuring costs. Project-related costs include inventory rationalization, advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs.
(8)	During the three months ended March 31, 2017, the Company recognized $1.9 million of non-cash charges related to the fair value step up of inventory related to the WoodWick® acquisition.
(9)	During the three months ended March 31, 2017, the Company incurred a $27.8 million loss related to the extinguishment of debt, consisting of a make-whole payment of $25.6 million and fees and $2.2 million of non-cash write-offs.
(10)	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a “with” and “without” approach to determine normalized income tax expense.

NEWELL BRANDS INC.

CORE SALES ANALYSIS BY SEGMENT (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017

										in Millions
	March 31, 2018					March 31, 2017
	2018 Net Sales (Reported)	Acquisitions and Divestitures, Net [2] [3]	Net Sales Base Business	Currency Impact [4]	2018 Core Sales [1]	2017 Net Sales (Reported)	Divestitures [2]	Topic 606 Revenue Recognition Adjustments [5]	2017 Core Sales [1]	Increase (Decrease) Core Sales
										$	%
LIVE	1,071.6	(45.5)	1,026.1	(20.4)	1,005.7	1,067.8	(6.6)	(23.8)	1,037.4	(31.7)	(3.1)%
LEARN	495.4	—	495.4	(11.0)	484.4	569.1	—	(3.8)	565.3	(80.9)	(14.3)%
WORK	640.7	(9.0)	631.7	(18.1)	613.6	613.7	(19.8)	(12.5)	581.4	32.2	5.5%
PLAY	616.8	—	616.8	(17.9)	598.9	628.0	(0.1)	(12.7)	615.2	(16.3)	(2.6)%
OTHER	192.9	(0.3)	192.6	(1.7)	190.9	387.7	(188.6)	(0.1)	199.0	(8.1)	(4.1)%

TOTAL COMPANY	$3,017.4	$(54.8)	$2,962.6	$(69.1)	$2,893.5	$3,266.3	$(215.1)	$(52.9)	$2,998.3	$(104.8)	(3.5)%

CORE SALES ANALYSIS BY GEOGRAPHY (UNAUDITED)

	March 31, 2018					March 31, 2017
	2018 Net Sales (Reported)	Acquisitions and Divestitures, Net [2] [3]	Net Sales Base Business	Currency Impact [4]	2018 Core Sales [1]	2017 Net Sales (Reported)	Divestitures [2]	Topic 606 Revenue Recognition Adjustments [5]	2017 Core Sales [1]	Increase (Decrease) Core Sales
										$	%
NORTH AMERICA	2,225.1	(18.2)	2,206.9	(8.1)	2,198.8	2,458.4	(133.5)	(47.0)	2,277.9	(79.1)	(3.5)%
EUROPE, MIDDLE EAST, AFRICA	423.4	(11.7)	411.7	(52.5)	359.2	454.7	(54.9)	(2.2)	397.6	(38.4)	(9.7)%
LATIN AMERICA	177.1	—	177.1	(0.5)	176.6	169.7	(7.9)	(2.7)	159.1	17.5	11.0%
ASIA PACIFIC	191.8	(24.9)	166.9	(8.0)	158.9	183.5	(18.8)	(1.0)	163.7	(4.8)	(2.9)%

TOTAL COMPANY	$3,017.4	$(54.8)	$2,962.6	$(69.1)	$2,893.5	$3,266.3	$(215.1)	$(52.9)	$2,998.3	$(104.8)	(3.5)%

[1]	“Core Sales” provides a consistent basis for year-over-year comparisons in sales as it excludes the impacts of acquisitions, completed divestitures, retail store openings and closings, changes in foreign currency and the impact of the adoption of revenue recognition standard ASC 606 as of January 1, 2018. Core Sales Growth excludes the impact of currency, acquisitions and divestitures.
[2]	Divestitures include completed divestitures of Tools (excluding Dymo® Industrial Labelling) in the first quarter of 2017, Fire Building, Lehigh®, and Teutonia businesses, all in the second quarter of 2017, two winter sports units, Völkl® and K2®, a remaining portion of the Rubbermaid® Consumer Storage business during the third quarter of 2017, and the exit of a distribution agreement with Sprue Aegis during the first quarter of 2018.
[3]	Acquisitions exclude net sales until the one year anniversary of their respective dates of acquisition, and are comprised of Sistema® and Chesapeake® Bay Candle. Since the completion of the Jarden acquisition and consistent with standard retail practice, the Home Fragrance business in the Live segment and the Outdoor and Recreation business in the Play segment exclude net sales from retail store openings until the one year anniversary of their opening dates and current and prior period net sales from retail store closures from the decision date to close through their closing dates.
[4]	“Currency Impact” represents the effect of foreign currency on 2018 reported sales and is calculated as the difference between the 2018 reported sales and by applying the prior year average monthly exchange rates to the current year local currency sales amounts (excluding acquisitions and divestitures).
[5]	Certain costs and cash payments made to customers previously recorded in costs of products sold and selling, general and administrative expenses have been reclassified against sales as they do not meet the specific criteria of providing a distinct good or service under the new guidance ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).”